Exhibit k.12

FORM OF STANDARD & POOR’S PREFERRED STOCK GUIDELINES

As proposed to be adopted by the Board of Directors
of DNP Select Income Fund Inc.

     Set forth below for DNP Select Income Fund Inc. (the “Fund”) are the S&P Guidelines, as defined in one or more articles supplementary (“Articles Supplementary”) establishing and fixing the preferences, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption, of one of more series of preferred stock, par value $.001 per share, of the Fund (“Fund Preferred Stock”). Capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the relevant Articles Supplementary.

     Any of the provisions of this document may from time to time be amended, altered or repealed by the Board of Directors in its sole discretion, without any vote or consent of shareholders of the Fund, based on a determination by the Board of Directors that such action is necessary or appropriate in connection with obtaining or maintaining the rating assigned by S&P to the Fund Preferred Stock or revising the Fund’s investment restrictions or policies consistent with guidelines adopted by S&P, and any such amendment, alteration or repeal will not be deemed to affect the preferences, rights or powers of the Fund Preferred Stock or the Holders thereof, provided that the Board of Directors receives written confirmation from S&P that any such amendment, alteration or repeal would not adversely affect the rating then assigned by S&P to the Fund Preferred Stock.

1. Certain Definitions.

     As used in this document, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

     “ADR” means American Depository Receipts. “AMEX” means American Stock Exchange LLC. “ARMs” means adjustable-rate mortgages.

     “Bankers Acceptances” means time drafts drawn on and accepted by a bank.

     “Certificates of Deposit” means debt instruments issued by a bank that generally pay interest.

     “CMOs” means collateralized mortgage obligations.

     “Collateralized Mortgage Obligations” means publicly registered CMO issuances which satisfy the following conditions:

     (i) such CMO issuances maintain ‘AAA’ ratings by S&P;

     (ii) such CMO issuances are current interest-bearing, fixed- or floating-rate, and are backed by pools of GNMA Certificates, FNMA Certificates, FHLMC Certificates or whole loans; and

     (iii) no more than 25% of the aggregate Market Value of the collateral backing any single CMO issuance can be from one private sector CMO issuer.

     “Commercial Paper” means high-grade unsecured notes sold by major corporations and finance companies either directly by such corporations and finance companies or indirectly through dealers.

     “Demand Deposits” means account balances that, without prior notice to the bank, can be drawn on by check, cash, or by transfer to other accounts.

     “Discount Factors ” means the following Discount Factors which are to be used for purposes of calculating the “Discounted Value” of the assets of the Fund for purposes of determining maintenance of the “Preferred Stock Basic Maintenance Amount” (it being understood that any asset held by the Fund for which no Discount Factor is specified in these Guidelines shall have a Discounted Value of zero). To the extent the Market Value of the securities of any single issuer owned by the Fund exceeds 5% of the aggregate Market Value of all Eligible Assets, the Discount Factor applied to such securities shall be increased by 0.02 for each percentage of such concentration above 5% of the aggregate Market Value of all Eligible Assets.

(a) Eligible Common Stock.

     (i) Subject to subparagraph (iii) below, the Discount Factor applied to Eligible Common Stock (including ADRs), other than Eligible Common Stock of REITs, shall be 1.7848.

     (ii) Subject to subparagraph (iii) below, the Discount Factor applied to Eligible Common Stock of REITs shall be 1.5178.

     (iii) The Discount Factor for Eligible Common Stock that has not been listed on an exchange or traded for more than 15 months (eligible stock exchanges are the National Securities Exchanges, the Washington Stock Exchange, the Pacific Stock Exchange and National Market Quotations) shall be the Discount Factor set forth in subparagraph (i) or (ii) above, as applicable, increased by 0.20.

(b) Eligible Preferred Stock.

     (i) Subject to subparagraphs (ii) and (iii) below, the Discount Factor applied to Eligible Preferred Stock shall be determined by reference to the type of Eligible Preferred Stock in accordance with the table set forth below.

Type of Eligible Preferred Stock	Discount Factor

Fixed rate Preferred stock	2.9568

Adjustable rate Preferred stock	2.7212

Taxable Preferred (non-DRD)	1.9202

     (ii) The Discount Factor for Eligible Preferred Stock the issuer of which has a senior debt rating or a preferred stock rating of less than BBB shall be the applicable Discount Factor set forth in the table in subparagraph (i) above increased by 0.05.

     (iii) The Discount Factor for Eligible Preferred Stock the issuer of which has no senior debt rating or preferred stock rating, or no dividend history, shall be the applicable Discount Factor set forth in the table in subparagraph (i) above increased by 0.10.

(c) Eligible Corporate Bonds.

     (i) Subject to subparagraph (ii) below, The Discount Factors applied to Eligible Corporate Bonds shall be determined by reference to the rating on such asset in accordance with the table set forth below.

Rating	Discount
Factor

AAA	1.1836

AA	1.1942

A	1.2099

BBB	1.2543

BB	1.4139

B	1.7691

CCC	4.9524

CCC-	14.3113

     (ii) Any Eligible Corporate Bond that is issued by a regulated public utility company and that has a remaining maturity of more than 30 years shall have a Discount Factor of zero.

(d) Eligible Convertible Bonds and Eligible Convertible Preferred Stock.

     (i) Subject to subparagraph (ii) below, the Discount Factors applied to Eligible Convertible Bonds and Eligible Convertible Preferred Stock shall be determined by reference to the rating on such asset in accordance with the table set forth below.

Rating	Discount
Factor

AAA	1.5888

AA	1.6539

A	1.7191

BBB	1.7843

BB	1.8494

B	1.9146

CCC	1.9798

     (ii) Any Eligible Convertible Bond that is issued by a regulated public utility company and that has a remaining maturity of more than 30 years shall have a Discount Factor of zero.

     (e) Short-Term Money Market Instruments. The Discount Factors applied to Short-Term Money Market Instruments shall be determined by reference to the rating of such assets with reference to the remaining term to maturity of such assets in accordance with the table set forth below.

Type of Instrument and Remaining Term to Maturity	Discount
Factor

Cash and Demand Deposits in an A-1+ rated institution	1.0000

Eligible Short-Term Money Market Instruments with next-day	1.0000
maturity invested in institutions rated ‘A-1+’

Commercial Paper rated A-1+ or A-1, if less than 30 days	1.0570
maturity and held to maturity

Commercial Paper rated A-2, with a maturity of between one and 360 days	1.6500

All other Eligible Short-Term Money Market Instruments with a	1.0520
maturity of 180 days or less

All other Eligible Short-Term Money Market Instruments with a	1.1630
maturity of between 181 and 360 days

(f) U.S. Treasury Securities.

     (i) Subject to subparagraphs (ii) and (iii) below, the Discount Factors applied to U.S. Treasury Securities shall be determined by reference to the remaining term to maturity of such assets in accordance with the table set forth below.

Remaining Term to Maturity	Discount
Factor

One year or less.	1.0284

More than one year but not more than 2 years	1.0541

More than 2 years but not more than 5	1.1335
years.

More than 5 years but not more than 10 years.	1.2284

More than 10 years but not more than 30 years.	1.4180

     (ii) The Discount Factor applied to an interest-only U.S. Treasury Strip shall be the Discount Factor that is set forth in the table in subparagraph (i) above for a U.S. Treasury Security having a remaining term to maturity that is one category greater than the remaining term to maturity of such interest-only U.S. Treasury Strip.

     (iii) The Discount Factor applied to a principal-only U.S. Treasury Strip shall be the Discount Factor that is set forth in the table in subparagraph (i) above for a U.S. Treasury Security having a remaining term to maturity that is two categories greater than the remaining term to maturity of such principal-only U.S. Treasury Strip.

     (g) U.S. Agency Mortgage Collateral, GNMA Certificates, FHLMC Certificates, FNMA Certificates, FHLMC Multifamily Securities and GNMA Graduated Payment Securities.

     (i) Subject to subparagraphs (ii) and (iii) below, the Discount Factors applied to U.S. Agency Mortgage Collateral, GNMA Certificates, FHLMC Certificates, FNMA Certificates, FHLMC Multifamily Securities and GNMA Graduated Payment Securities shall be determined by reference to the type and term to maturity of such assets in accordance with the table set forth below.

Type of Asset and Term to Maturity	Discount
Factor

15-year Fixed	1.407

30-year Fixed	1.442

1/1 ARMs	1.306

3/1 ARMs	1.313

5/1 ARMs	1.319

10/1 ARMs	1.322

     (ii) The Discount Factor for GNMA Graduated Payment Securities shall be the applicable Discount Factor set forth in the table in subparagraph (i) above increased by 0.20.

     (iii) The Discount Factor for FNMA Certificates backed by multifamily adjustable rate mortgages pegged to the 11th District Cost of Funds Index shall be the applicable Discount Factor set forth in the table in subparagraph (i) above increased by 0.05.

(h) Mortgage Pass-Through Certificates.

     (i) Subject to subparagraph (ii) below, the Discount Factors applied to Mortgage Pass-Through Certificates shall be determined by reference to the type and term to maturity of such assets in accordance with the table set forth below.

Type of Asset and Term to Maturity	Discount
Factor

15-year Fixed	1.432

30-year Fixed	1.467

1/1 ARMs	1.355

3/1 ARMs	1.361

5/1 ARMs	1.367

10/1 ARMs	1.370

     (ii) The Discount Factors applied to Mortgage Pass-Through Certificates backed by pools of convertible ARMs shall be the applicable Discount Factor set forth in the table in subparagraph (i) above increased by 0.05.

     (i) Fixed-Rate and Adjustable-Rate Mortgages (Conventional/FHA/VA Mortgages and Whole Loans). The Discount Factors applied to Fixed-Rate and Adjustable-Rate Mortgages shall be determined by reference to the type and term to maturity of such assets in accordance with the table set forth below.

Type of Asset and Term to Maturity	Discount
Factor

15-year Fixed	1.460

30-year Fixed	1.495

1/1 ARMs	1.409

3/1 ARMs	1.420

5/1 ARMs	1.421

10/1ARMs	1.424

     (j) Collateralized Mortgage Obligations and Multiclass REMICs issued by FNMA and FHLMC. The Discount Factor applied to Collateralized Mortgage Obligations and Multiclass REMICs issued by FNMA and FHLMC shall be determined by reference to the weighted average life of such assets in accordance with the table set forth below.

Weighted Average Life	Discount Factor

Less than 5 years	1.40

Greater than or equal to 5 years and less than 10	1.50
years

     (k) Unsecured Corporate Debt Obligations of FNMA, FHLMC, FHLB, Farm Credit System and Sallie Mae. The Discount Factors applied to Unsecured Corporate Debt Obligations of FNMA, FHLMC, FHLB, Farm Credit System and Sallie Mae shall be determined by reference to the term to maturity of such assets in accordance with the table set forth below.

Term to Maturity	Discount Factor

Less than one year	1.18

Greater than or equal to one year and less than 5	1.38
years

Greater than or equal to 5 years and less than 10	1.45
years

Greater than or equal to 10 years and less than 15	1.50
years

     (l) FHA-Insured Multifamily Loans. The Discount Factor applied to FHA-Insured Multifamily Loans shall be 1.90.

      (m) Receivables.

     (i) The Discount Factor applied to receivables relating to the sale of Eligible Assets due within five Business Days of a Valuation Date is 1.00.

     (ii) The Discount Factor applied to receivables relating to the sale of Eligible Assets that are due in more than five Business Days of a Valuation Date shall be the Discount Rate used for such Eligible Assets.

     Notwithstanding the foregoing, for so long as is required by S&P to maintain its then-current credit rating of the Fund Preferred Stock, the Discount Factor with respect to an Eligible Asset sold pursuant to a reverse repurchase agreement with a remaining term to maturity of more than 25 days on the date of determination of the Discounted Value of such Eligible Asset shall be the then-current Discount Factor provided by S&P to the Fund in writing for the purpose of such determination.

     “Discount Notes” means short-term unsecured debt obligations issued by FNMA, FHLMC, FHLB, the Farm Credit System and Sallie Mae.

     “Discounted Value,” with respect to any asset held by the Fund as of any date, means the quotient of the Market Value of such asset divided by the applicable Discount Factor; provided, however, that, in the event the Fund has written a call option on such asset, the Discounted Value of such asset shall be zero; provided, further, that in no event shall the Discounted Value of any Eligible Asset as of any date exceed the unpaid principal balance or face amount of such asset as of that date.

     “Eligible Assets” shall, except as otherwise provided below, include cash, Collateralized Mortgage Obligations, Eligible Common Stock, Eligible Convertible Bonds, Eligible Convertible Preferred Stock, Eligible Corporate Bonds, Eligible Preferred Stock, FHA-Insured Multifamily Loans, FHLMC Certificates, FHLMC Multifamily Securities, Fixed-Rate and Adjustable-Rate Mortgages (Conventional/FHA/VA Mortgages and Whole Loans), FNMA Certificates, GNMA Certificates, GNMA Graduated Payment Securities, GNMA Multifamily Securities, Mortgage Pass-Through Certificates, Short Term Money Market Instruments, Unsecured Corporate Debt Obligations of FNMA, FHLMC, FHLB, Farm Credit System and Sallie Mae, U.S. Agency Mortgage Collateral, U.S. Treasury Securities and any other asset held by the Fund that has been assigned a Discount Factor by S&P and is included within the definition of Eligible Assets set forth herein or pursuant to an amendment or supplement hereto.

     No securities of any single issuer owned by the Fund shall be deemed to be “Eligible Assets” for purposes of determining maintenance of the “Preferred Stock Basic Maintenance Amount” to the extent that the Market Value of such securities owned by the Fund exceeds 10% of the aggregate Market Value of all Eligible Assets.**

     “Eligible Common Stock” means common stocks or ADRs (i) of which the Fund holds no more than the average monthly trading volume over the past year, (ii) which have a minimum market capitalization of at least $100 million, (iii) which are neither restricted stocks (Rule 144A Securities) or any pink sheet stocks (generally, stock that are not carried in daily over-the-counter newspaper listings) and (iv) which are owned by the Fund.

     “Eligible Convertible Bonds” means all convertible bonds that are rated at least ‘CCC–’ by S&P; provided, however, that all such convertible bonds that are rated below ‘BBB–’ by S&P must have a minimum market capitalization of $100 million (it being understood, for purposes of this definition, that market capitalization levels assume weekly valuation at the lower of two bid quotations obtained by the Fund from two dealers who are members of NASD and are making a market in such securities).

     “Eligible Convertible Preferred Stock” means all convertible preferred stock that is rated at least ‘CCC–’ by S&P; provided, however, that all such convertible preferred stock that is rated below ‘BBB–’ by S&P must have a minimum market capitalization of $100 million (it being understood, for purposes of this definition, that market capitalization levels assume weekly valuation at the lower of two bid quotations obtained by the Fund from two dealers who are members of NASD and are making a market in such securities).

     “Eligible Corporate Bonds” means debt securities issued by a corporation and Yankee Bonds which (i) provide for periodic interest payments in cash over the life of the security, (ii) are not convertible or exchangeable into capital of the security’s issuer at any time (except that not more than 10% in Market Value of the corporate debt securities pool may be subject to exchange or tender offer), and (iii) have a remaining term to maturity of 30 years or less. In addition, no debt securities shall be Eligible Corporate Bonds unless such securities satisfy all of the following conditions:

     (i) financial statements are publicly available for the issuer of such debt securities and such debt securities are registered under the Securities Act of 1933;

     (ii) private placement 144A debt securities with registration rights are deemed to be Eligible Assets;

     (iii) in the case of a debt security issued under a MTNP, such debt security is part of a series of medium term notes which exceeds $5 million in aggregate Market Value;

     (iv) no non-rated debt securities owned by the Fund shall be deemed to be Eligible Corporate Bonds to the extent the Market Value of such debt securities owned by the Fund exceeds 5% of aggregate Market Value of all Eligible Assets;

     (v) at least 80% of the Market Value of high-yield debt securities (collateral rated below ‘BBB-’) owned by the Fund have a minimum original issue size of $100 million, and the other 20% have a minimum original issue size of $50 million;

     (vi) no debt securities having an S&P rating ranging from ‘CCC-’ to ‘CCC+’ owned by the Fund shall be deemed to be Eligible Corporate Bonds to the extent the Market Value of such debt securities owned by the Fund exceeds 20% of the aggregate Market Value of all Eligible Assets;

     (vii) no debt securities rated below ‘CC-’ by S&P owned by the Fund shall be deemed to be Eligible Corporate Bonds to the extent the Market Value of such debt securities owned by the Fund exceeds 15% of the aggregate Market Value of all Eligible Assets;

     (viii) no Sovereigns shall be deemed to be Eligible Corporate Bonds to the extent the Market Value of such Sovereigns owned by the Fund exceeds 50% of the aggregate Market Value of all Eligible Assets;

     (ix) no Sovereigns rated ‘A-’ or better by S&P shall be deemed to be Eligible Corporate Bonds to the extent the Market Value of such Sovereigns owned by the Fund exceeds 100% of the aggregate Market Value of all Sovereigns deemed to be Eligible Corporate Bonds pursuant to subparagraph (viii) above;

     (x) no Sovereigns rated between ‘BBB–’ and ‘BBB+’ by S&P shall be deemed to be Eligible Corporate Bonds to the extent the Market Value of such Sovereigns owned by the Fund exceeds 25% of the aggregate Market Value of all Sovereigns deemed to be Eligible Corporate Bonds pursuant to subparagraph (viii) above; and

     (xi) no Sovereigns rated below ‘BBB–’ by S&P shall be deemed to be Eligible Corporate Bonds to the extent the Market Value of such Sovereigns owned by the Fund exceeds 10% of the aggregate Market Value of all Sovereigns deemed to be Eligible Corporate Bonds pursuant to subparagraph (viii) above.

     “Eligible Preferred Stock” means preferred stocks that satisfy all of the following conditions:

     (i) the preferred stock issuer has a senior debt rating from S&P, or the preferred issue is rated. In the case of Yankee Preferred Stock, the issuer has a S&P senior debt rating of at least ‘BBB’, or the preferred issue is rated at least ‘BBB’;

     (ii) the issuer – or if the issuer is a special-purpose corporation, its parent – is listed on either the NYSE, the AMEX or the NASDAQ System if the traded par amount is less than $1,000; provided, that if the traded par amount is $1,000 or more, exchange listing is not required;

     (iii) the preferred stock pays cash dividends denominated in U.S. dollars;

     (iv) private placement 144A preferred stock with registration rights are deemed to be Eligible Assets;

     (v) the issuer has a minimum market capitalization of $100 million;

     (vi) if such preferred stock is floating-rate preferred stock, (x) holdings of such floating-rate preferred stock must be limited to stock with a dividend period of less than or equal to 49 days, except for a new issue, where the first dividend period may be up to 64 days and (y) such floating-rate preferred stock may not have been subject to a failed auction;

     (vii) if such preferred stock is adjustable- or auction-rate preferred stock, the total Market Value of such adjustable-rate preferred stock held in the portfolio may not exceed 10% of the Eligible Assets;

     (viii) no preferred stock of any issuer owned by the Fund shall be deemed to be Eligible Preferred Stock to the extent the Market Value of such preferred stock owned by the Fund exceeds 10% of the aggregate Market Value of all Eligible Assets; and

     (ix) no preferred stock rated below ‘B-’ (including non-rated preferred stock) owned by the Fund shall be deemed to be Eligible Preferred Stock to the extent the extent the Market Value of such preferred stock owned by the Fund exceeds 15% of the aggregate Market Value of all Eligible Assets.

     “Eurodollar Deposits” means U.S. dollar-denominated deposits at foreign banks or foreign branches of American banks.

     “Federal Funds” means next day funds deposited by commercial banks at Federal Reserve Banks, including funds in excess of bank reserve requirements.

      “FFCBs” means Federal Farm Credit Banks.

     “FHA-Insured Multifamily Loans” means FHA multifamily loans which satisfy the following conditions:

     (i) such loans are first-lien, current interest-bearing, have a minimum principal balance of $100,000, and have at least a one-year minimum remaining to maturity;

     (ii) such loans are accompanied by evidence of an FHA insurance commitment;

     (iii) the Market Value of any one such loan does not exceed 5% of the aggregate Market Value of the portfolio of such loans;

     (iv) such loans are initially included in minimum blocks of $5 million, per the insurance program under the National Housing Act;

     (v) the collateral pools underlying such loans are homogenous;

     (vi) in the case of project loans, such loans have at least a 90% occupancy rate at the time the loan is pledged, and such occupancy rate is confirmed by the managerial report dated not more than one year prior to the date of pledging, and annually thereafter;

     (vii) if such loans are insured under Section 221(d)(4) of the National Housing Act and are putable, such characteristic is identified along with the put period;

     (viii) the prepayment and call protection features of such loans are identified, and the locations of the applicable projects are disclosed;

     (ix) in the case of defaulted mortgage loans, such loans may continue to be valued for up to 90 days after default; provided, however, that after 90 days following such default, such loans must be valued at zero (it being understood that any such loan in default is to be liquidated or substituted during such 90-day period); and

     (x) the conditions set forth in sub-clauses (i) through (ix) above are certified by a nationally recognized independent accounting firm at the closing for such loans and for every audit for such loans thereafter.

     “FHLBs” means Federal Home Loan Banks.

     “FHLMC” means the Federal Home Loan Mortgage Fund created by Title III of the Emergency Home Finance Act of 1970, and includes any successor thereto.

     “FHLMC Certificate” means a mortgage participation certificate in physical or book-entry form, the timely payment of interest on and the ultimate collection of principal of which is guaranteed by FHLMC, and which evidences a proportional undivided interest in, or participation interest in, specified pools of fixed-, variable- or adjustable-rate, level payment fully amortizing mortgage loans secured by first-priority mortgages on one- to four-family residences.

     “FHLMC Multifamily Security” means a “Plan B Multifamily Security” in physical or book-entry form, the timely payment of interest on and the ultimate collection of principal of which is guaranteed by FHLMC, and which evidences a proportional undivided interest in, or participation interest in, specified pools of fixed-, variable- or adjustable-rate level payment fully amortizing mortgage loans secure by first-priority mortgages on multi-family residences, the inclusion of which in the Eligible Assets will not, in and of itself, impair or cause the Fund Preferred Stock to fail to retain the ratings assigned to the Fund Preferred Stock by S&P, as evidenced by a letter to such effect delivered to the Fund by S&P.

     “Fixed-Rate and Adjustable-Rate Mortgages (Conventional/FHA/VA Mortgages and Whole Loans)” means mortgage pools which (i) consist of at least 100 loans each secured by single-family, one-unit, detached primary residence and (ii) satisfy the following conditions:

     (A) the loan-to-value ratio (“LTV”) of each such pool is 80% or less, and the loan balance of each loan included in each such pool is not greater than $400,000, except as noted in the other conditions set forth below;

     (B) no more than 25% of each pool may have LTVs greater than 80% but less than or equal to 90%; provided, however, that no more than 10% of each pool may have an original LTV in excess of 80%, but less than or equal to 95%;

     (C) loans with LTVs in excess of 80% are covered by “AA” primary mortgage insurance accompanied by an adjustor policy when negative amortization is present;

     (D) no more than 25% of each pool may have loan balances between $400,000 and $600,000; provided, however, that the maximum size of any loan is appropriate with respect to the market area of the originator;

     (E) no more than 10% of each pool may represent condominiums that are four stories or less;

     (F) the total proportion of each pool represented by loans meeting the conditions of any of subparagraphs (B), (D) or (E) above does not exceed 35% of such pool;

     (G) in each pool, no single loan has the characteristics described in more than one of subparagraphs (B), (D) or (E) above;

     (H) in each pool, properties securing the loans are well dispersed geographically and are in areas with strong economies; and

     (I) in the case of each ARM collateral pool, such pool is homogenous, and all mortgages included in such pool are tied to the same index, have similar caps, and have same frequency of interest rate and payments that adjust in the same quarter.

     “FNMA” means the Federal National Mortgage Association, a United States Government-sponsored private corporation established pursuant to Title VIII of the Housing and Urban Development Act of 1968, and includes any successor thereto.

     “FNMA Certificate” means a mortgage pass-through certificate in physical or book-entry form, the full and timely payment of principal of and interest on which is guaranteed by FNMA, and which evidences a proportional undivided interest in specified pools of fixed-, variable- or adjustable-rate, level payment fully amortizing mortgage loans secured by first-priority mortgages on single-family and multi-family residences.

     “GNMA” means the Government National Mortgage Association, and includes any successor thereto.

     “GNMA Certificate” means a fully modified pass-through certificate in physical or book-entry form, the full and timely payment of principal of and interest on which is guaranteed by GNMA and which evidences a proportional undivided interest in specified pools of fixed-, variable- or adjustable-rate, level payment fully amortizing mortgage loans secured by first-priority mortgages on single-family and multi-family residences.

     “GNMA Graduated Payment Security” means a fully modified pass-through certificate in physical or book-entry form, the full and timely payment of principal of and interest on which is guaranteed by GNMA, which obligation is backed by the full faith and credit of the United States, and which evidences a proportional undivided interest in specified pools of graduated payment mortgage loans with payments that increase annually at a predetermined rate for up to the first five or ten years of the mortgage loan and that are secured by first-priority mortgages on one- to four-unit residences.

     “Market Value” means, initially, the market value of any asset of the Fund determined by any pricing service designated by the Fund and approved by Moody’s and S&P, if Moody’s and S&P are then rating the Fund Preferred Stock, and from any Substitute Rating Agency then rating the Fund Preferred Stock (the “Pricing Service”). The “Market Value” of any asset shall include any interest accrued thereon. The Pricing Service shall value an asset at the lower of the quoted bid price and the mean between the quoted bid and ask price or the yield equivalent when quotations are readily available. Securities and other property for which quotations are not readily available shall be valued at fair value as determined by the Pricing Service, using methods which include consideration of: yields or prices of securities of comparable quality, type of issue, coupon, maturity and rating; indications as to value from dealers; and general market conditions. The Pricing Service may employ electronic data processing techniques and/or a matrix system to determine valuations. If the Pricing Service fails to provide the Market Value of any securities, such securities shall be valued at the lower of two bid quotations (at least one of which shall be in writing) obtained by the Fund from two dealers who are members of the NASD and are making a market in such securities. If two bid quotations are not readily available for any securities, such securities shall be valued at fair value on a consistent basis using methods determined in good faith by the Board of Directors. Futures contracts and options shall be valued at closing prices for such instruments established by the exchange or board of trade on which they are traded or, if market quotations are not readily available, shall be valued at fair value as determined by the Pricing Service or, if the Pricing Service is not able to value such instruments, shall be valued at fair value on a consistent basis using methods determined in good faith by the Board of Directors. All other assets shall be valued at fair value on a consistent basis using methods determined in good faith by the Board of Directors.

     “Mortgage Pass-Through Certificates” means publicly issued certificates which (i) evidence proportional, undivided interests in pools of whole residential mortgage loans and (ii) maintain at least ‘AA-‘ rating by S&P; provided, however, that certificates rated at an S&P ‘AA-‘ equivalent by another nationally recognized credit rating agency may be eligible on a case-by-case basis.

“MTNP” means a medium term note program.

     “NASD” means National Association of Securities Dealers, Inc.

     “National Securities Exchange” means the NYSE, AMEX, Midwest Stock Exchange, Philadelphia Stock Exchange, Boston Stock Exchange, NASDAQ System or any other national securities exchange.

     “NYSE” means New York Stock Exchange, Inc.

     “Permitted Bank” means any bank, domestic or foreign, whose Commercial Paper is rated ‘A-1+’ or, subject to the conditions set forth in subparagraph (ii)(B) of the definition of “Short-Term Money Market Instruments”, ‘A-1’.

     “Preferred Stock Basic Maintenance Amount” means, initially, as of any date, the sum of (i) the aggregate liquidation preference of the shares of Fund Preferred Stock outstanding, (ii) to the extent not covered in (i), the aggregate amount of accumulated but unpaid cash dividends with respect to the shares of Fund Preferred Stock outstanding, (iii) the aggregate principal amount of, and an amount equal to accrued but unpaid interest on, any other then outstanding indebtedness of the Fund for money borrowed, (iv) the aggregate Projected Dividend Amount, (v) redemption premium, if any, and (vi) the greater of $200,000 or an amount equal to projected expenses of the Fund (including, without limitation, fee and indemnification obligations of the Fund incurred in connection with any commercial paper program undertaken by the Fund or with any credit facility related thereto) for the next three month period.

     “Pricing Service” has the meaning set forth in the definition of “Market Value”.

     “Projected Dividend Amount” for the Fund Preferred Stock as of any date shall have the following meaning:

     (a) If the date of determination is a Valuation Date, then the Projected Dividend Amount on such date of determination shall equal the amount of cash dividends, based on the number of shares of Fund Preferred Stock outstanding on such Valuation Date, projected to accumulate on such shares from such Valuation Date until the 70th day after such Valuation Date, at the following dividend rates:

     (i) If the Valuation Date is the Date of Original Issue or a Dividend Payment Date, (A) for the Dividend Period beginning on the Date of Original Issue or such Dividend Payment Date and ending on (but not including) the first following Dividend Payment Date, the Applicable Dividend Rate in effect on such Valuation Date, and (B) for the period beginning on (and including) the first following Dividend Payment Date and ending on (and including) the 70th day following such Valuation Date, the product of 2.32 and (x) the Maximum Dividend Rate on the Date of Original Issue (in the case of the Date of Original Issue) or (y) the Maximum Dividend Rate as of the last occurring Settlement Date (in the case of any Dividend Payment Date); and

     (ii) If such Valuation Date is not the Date of Original Issue or a Dividend Payment Date, (A) for the period beginning on such Valuation Date and ending on (but not including) the first following Dividend Payment Date, the Applicable Dividend Rate in effect on such Valuation Date, and (B) for the period beginning on (and including) the first following Dividend Payment Date and ending on (but not including) the sooner of the second following Dividend Payment Date or the 71st day following such Valuation Date, the product of 2.32 and (x) the Maximum Dividend Rate on the Date of Original Issue (in the case of a Valuation Date occurring prior to the first Settlement Date) or (y) the Maximum Dividend Rate on the last occurring Settlement Date (in the case of any other Valuation Date) and (C) for the period, if any, beginning on (and including) the second following Dividend Payment Date and ending on (but not including) the 71st day following such Valuation Date, the product of 3.20 and the rate specified in clause (x) or (y) above.

     (b) If the date of determination is not a Valuation Date, then the Projected Dividend Amount on such date of determination shall equal the Projected Dividend Amount therefor on the immediately preceding Valuation Date, adjusted to reflect any decrease in the number of shares of Fund Preferred Stock outstanding.

     “REIT” means an entity qualifying as a real estate investment trust under the United States Internal Revenue Code of 1986, as amended.

     “REMICs” means real estate mortgage investment conduits.

     “Repurchase Agreement” means an agreement between a seller and buyer of securities, generally U.S. Government securities, where the seller agrees to repurchase the securities at an agreed upon price and generally at a stated time.

     “Rule 144A Securities” means securities which are restricted as to resale under federal securities laws but are eligible for resale pursuant to Rule 144A under the Securities Act, as determined by the Fund’s investment manager or portfolio manager acting pursuant to procedures approved by the Board of Directors.

     “Short-Term Money Market Instruments” means short-term money market instruments, including, without limitation, cash, Bankers Acceptances, Certificates of Deposit, Commercial Paper, Demand Deposits, Eurodollar Deposits, Federal Funds, Repurchase Agreements and Discount Notes, which (i) mature in one to 360 days and (ii) satisfy the following conditions:

     (A) short-term money market instruments, other than Commercial Paper, must be issued by an institution that, at the time of investment, is a Permitted Bank;

     (B) short-term money market instruments, other than Commercial Paper, invested in an institution rated ‘A-1’ must have a maturity of 30 days or less, and the aggregate Market Value of all Eligible Short-Term Money Market Instruments, other than Commercial Paper, invested in institutions rated ‘A-1’ may not exceed 20% of the aggregate Market Value of all Eligible Assets;

     (C) in the case of Eurodollar Deposits, (x) such Eurodollar Deposits must be issued by a Permitted Bank through its head office and/or any branch whose sovereign rating is rated the same or higher than the issuing bank and (y) to the extent such Eurodollar deposits are deposited through the Cayman Islands branch of a Permitted Bank, such Cayman Islands branch must operate under a “B Operating License,” which license is verified by the Permitted Bank;

     (D) Commercial Paper must have a rating of ‘A-1+’, ‘A-1’ or ‘A-2’ to qualify as an Eligible Short-Term Money Market Instrument, and the aggregate Market Value of all Commercial Paper rated ‘A-1’ or ‘A-2’ owned by the Fund may not exceed 20% of the aggregate Market Value of all Eligible Assets;

     (E) Commercial Paper rated ‘A-1’ owned by the Fund must be divided equally among at least three issuers; and

     (F) Commercial Paper rated ‘A-2’ owned by the Fund must be divided equally among at least five issuers.

     “Sovereign” means a Yankee Bond which is issued by a foreign government or province or a supranational agency.

     “Unsecured Corporate Debt Obligations of FNMA, FHLMC, FHLB, Farm Credit System and Sallie Mae” means direct issuance corporate debt securities of FNMA, FHLMC, FHLB, the Farm Credit System or Sallie Mae which satisfy the following conditions:

     (i) such corporate debt securities are not exchangeable; and

     (ii) such corporate debt securities mature in 15 years or less, and pay interest periodically.

“U.S. Agency Mortgage Collateral” means the following securities:

     (i) certificates that (x) are guaranteed by GNMA for the full and timely payment of principal and interest and (y) evidence fractional undivided interests in pools of level-payment; fixed-, variable-, or adjustable-rate; or fully amortizing mortgage loans that are secured by first liens on one- to four-family residences;

     (ii) certificates that (x) are guaranteed by FNMA for the full and timely payment of principal and interest and (y) evidence proportional undivided interests in pools of level-payment; fixed-, variable-, or adjustable-rate; fully amortizing mortgage loans that are secured by first liens on one- to four-family residences;

     (iii) certificates that (x) are guaranteed by FHLMC for the timely payment of interest and ultimate payment of principal and (y) evidence proportional undivided interests in pools of level-payment; fixed-, variable-, or adjustable-rate; fully amortizing mortgage loans that are secured by first liens on one- to four-family residences (provided, that, in the case of multifamily Plan B FHLMC certificates, the pools contain fixed-rate, fully amortizing mortgage loans that are secured by first liens on properties containing five or more units and designed primarily for residential use);

     (iv) qualifying “large pool” FNMA mortgage-backed securities, FHLMC participation certificates and FNMA MegaPools;

     (v) FNMA Majors, FHLMC Multilender Swaps, and FHLMC Giant certificates;

     (vi) non-convertible FNMA adjustable-rate mortgage MegaPools and FHLMC weighted average coupon adjustable-rate mortgage certificates;

     (vii) FHLMC Giant programs excluding interest-only and principal-only stripped securities;

     (viii) FNMA Certificates backed by multifamily adjustable-rate mortgages pegged to the 11th District Cost of Funds Index; and

    (ix) multiclass REMICs issued by FNMA and FHLMC.

     “U.S. Treasury Bills” means securities that (i) are direct obligations of, or fully guaranteed by, the full faith and credit of the United States, (ii) mature in one year or less and (iii) are issued at a discount from face value and mature at face value.

     “U.S. Treasury Bonds” means securities that (i) are direct obligations of, or fully guaranteed by, the full faith and credit of the United States, (ii) mature in more than ten years and (iii) pay interest semiannually.

     “U.S. Treasury Notes” means securities that (i) are direct obligations of, or fully guaranteed by, the full faith and credit of the United States, (ii) generally mature in two, three, five or ten years and (iii) are issued at or near face value and bear interest semiannually.

     “U.S. Treasury Securities” means securities that are direct obligations of, or fully guaranteed by, the full faith and credit of the United States, including U.S. Treasury Bills, U.S. Treasury Notes, U.S. Treasury Bonds and U.S. Treasury Strips.

     “U.S. Treasury Strips” means (i) securities that are based on securities that are direct obligations of, or fully guaranteed by, the full faith and credit of the United States and (ii) created through the Separate Trading of Registered Interest and Principal of Securities program.

     “Yankee Bond” means a debt security which is issued by a foreign government, province, supranational agency or foreign corporation.

     “Yankee Preferred Stock” means preferred stock which is issued by a foreign corporation and is offered and sold in the U.S. and denominated in U.S. dollars.

2. Certain Requirements and Restrictions.

     For so long as any shares of Fund Preferred Stock are outstanding and S&P is then rating such shares of Fund Preferred Stock, the Fund will perform all actions required by this Section 2 and will not engage in any transactions proscribed by restrictions set forth in this Section 2, unless the Fund has received written confirmation from S&P that such noncompliance would not adversely affect the ratings then assigned by S&P to such shares of Fund Preferred Stock.

     (a) The aggregate amount of borrowings by the Fund (including guarantees made by the Fund) shall be limited to an amount equal to 10% of the value of the Fund’s assets.

     (b) The Fund shall not incur any borrowings unless S&P advises the Fund in writing that such borrowings will not adversely affect its then-current rating on the Fund Preferred Stock.

     (c) The Fund shall not purchase or sell futures contracts or related options or engage in reverse repurchase agreement transactions unless S&P advises the Fund in writing that such action or actions will not adversely affect its then-current rating on the Fund Preferred Stock.

     (d) The Fund may not (i) engage in transactions involving repurchase obligations which do not constitute Short Term Money Market Instruments, (ii) engage in transactions involving short sales of portfolio securities or (iii) overdraw any bank accounts of the Fund, unless, in each case, S&P advises the Fund in writing that such action or actions will not adversely affect its then-current ratings on the Fund Preferred Stock.